JOINT VENTURE AGREEMENT


     As of December 19, 1997, THIS JOINT VENTURE AGREEMENT
("Agreement") is made by and between, S.C. ARM S.A. ("ARM"), a Romanian corporation, , and Semper Resources Corporation ("SRCR"), a Nevada corporation, collectively, the "Parties".

                            RECITALS

     a. WHEREAS, ARM is a private Romanian corporation, while acting as a merchant bank, has developed certain value added timber opportunities in Romania and desires to enter into a business combination to further develop its timber manufacturing and marketing opportunities;

     b. WHEREAS, SRCR desires to enter into a business combination in Romania which will develop timber manufacturing and marketing opportunities;

     NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1.   Establish Romanian Joint Venture Company

          1.1 SRCR shall establish a Romanian subsidiary ("SRC-ROM") which shall be chartered to log, mill, remanufacture and market timber and wood products in Romania. Eighty (80) percent of the outstanding stock of SRC-ROM shall be owned by SRCR, its consolidating parent. The remaining twenty (20) percent shall be owned by ARM as founders along with SRCR. ARM shall be paid, as an incentive, twenty (20) percent of EBITDA earnings of SRC-ROM each quarter, in lieu of any dividends paid.

          1.2 SRC-ROM's initial direction shall be to obtain financing and procurement of kiln equipment, semi-finished and finishing equipment for use by SRC-ROM in its drying and remanufacturing of green sawn timber based upon a capital budget agreed upon by SRCR and ARM. SRC-ROM will also procure logging and mill equipment and lease to ARM under a master lease; such equipment will be re-leased to ARM's timber concession operators. The Company will be responsible for advancing deposit money to RAMSILVA via ARM and a secured depository mechanism for semi-annual cutting allowances to ensure and capture sources of supply. SRC-ROM shall market and distribute its wood products domestically and internationally.

          1.3 SRC-ROM shall seek additional timber and wood products opportunities including sources of supply, milling, re-manufacturing and distribution of Romanian forest products.

     2.   Contributions and Responsibilities of the Parties

          2.1  Assurances   ARM and SRCR agree to take all
actions reasonably necessary to satisfy or cause to be satisfied the conditions set forth in this Agreement, and shall take or cause to be taken such further or other actions reasonably necessary to carry out the intent and purposes of this Agreement. ARM and SRCR agree that on request of the other and from time to time prior to or after the Closing, each will take such actions and execute and deliver such instruments and agreements as may be reasonably necessary to vest and confirm the Business and Business Assets in SRCR.

          2.2  SRCR.   SRCR shall be responsible for the
obtaining financing of and assisting in the procurement of kiln equipment, semi-finished and finishing equipment for use by SRC-ROM in its drying and remanufacturing of green sawn timber, logging and mill equipment for lease to ARM's timber concession operators, and for advancing deposit money to RAMSILVA for semi-annual cutting allowances to ensure and capture sources of supply. It is estimated by the Parties that up to US$3 million will be required during the first quarter of 1998 for the initial phase.

          2.3  ARM.   ARM will receive a twenty (20) percent
interest in SRC-ROM in exchange for a ten year contract, with five (5) year automatic renewals at SRCR's option, to supply pine, beechwood and other commercially available species of wood in green, rough sawn state for prices (I) at wholesale Romanian market prices, (ii) at the most favorable price offered to any contract purchaser which ARM's venture partners provide to any other purchaser of green rough sawn timber or (iii) at a negotiated purchase contract price, whichever is lowest. ARM agrees to supply at least 10,000m3 per month of green rough sawn timber by the sixth month after closing or thereafter as soon as SRC-ROM has such operational capacity to process 10,000m3 per month. ARM will be responsible for supplying sufficient wood for the duration of the supplier contract to meet SRC-ROM's kiln drying and remanufacturing capacity.

          2.4 SRC-ROM shall have the first right of refusal on future timber project development and opportunities developed or proposed to SRC-ROM by ARM. Proposals and acceptance or rejection must be in writing. If SRC-ROM rejects any proposal, ARM and its principals are free to pursue the rejected proposal without violating any contractual agreement with SRC-ROM.

          2.5 SRC-ROM's Board of Directors will be comprised of five members of which three will nominated by SRC. Actual board size may be influenced by any Romanian laws requiring representation on the Board by Romanian citizens; in any case SRC will have controlling representation on the Board. Operating and administrative management will be comprised primarily of managers provided by ARM. SRC will have the right to recruit and employ the senior financial manager who will report to the Chairman of the Board of SRC-ROM. Exhibits A, B and C attached indicates proposed SRC-ROM officers and their responsibilities and compensation. In addition, ARM shall have the right to purchase up to 500,000 Common Shares of SRCR at $2.00 per share via its warrant certificate granted by SRCR at closing. The warrants are exercisable at any time after twelve months after closing and until forty-eight months after closing.

     3. Purchase of ARM

          3.1 SRCR shall have the right of first refusal to purchase ARM's timber and wood products operations, its interests in timber concessions, logging and milling for current market value and its twenty percent ownership in SRC-ROM.

     4. Reporting of Transaction.

          4.1 Reporting. Each of the parties hereto agrees to timely cause to be filed with the appropriate tax and governmental authorities such forms and/or information as is required to properly report this transaction and to comply with any and all reporting requirements. If either party fails to file the required information and/or forms, such party shall fully indemnify and hold harmless the other party against any damage, including, but not limited to, attorneys' and accountants' fees, as well as costs that result directly or indirectly therefrom.

     5.   Closing; Effective Date

          5.1 Closing. The "Closing" shall mean the date and time at which SRCR consummates the transfer of common shares of SRC-ROM to ARM. ARM shall deliver to SRCR and SRCR shall deliver to ARM the document(s) set forth in this Section 5.2. The Closing shall take place at appointed escrow offices around 9:00 A.M. (local time) on the "Closing Date." The "Closing Date" shall be on or before January 31, 1998 or any other date mutually agreed upon by the Parties. The Closing shall be deemed to be effective for tax, financial and accounting purposes as of 9:00 A.M. on the agreed upon Closing Date. Closing may occur only after SRCR has completed its due diligence of certain ownership interests in timber logging and production projects in Romania by ARM.

          5.2  SRCR's and ARM's Deliveries.  At the Closing:

               5.2.1     ARM shall deliver to SRCR all the title
and assignment documents to certain Romanian timber concessions, logging and milling operations as substantiation of source of supply for ARM's supplier contract to SRC-ROM.

               5.2.2 Supplier Contract. ARM shall deliver to SRCR a supplier contract which shall describe the commitment to provide specific species in a green rough sawn state in certain dimensions and lengths and to match availability of such product to meet the minimum kiln drying and re-manufacturing capacity of SRC-ROM over the life of the agreement. The contract will detail pricing and payment terms and conditions of performance as described in Section 2.3 above.

               5.2.3 Non-Competition Agreement ARM's officers shall provide an agreement not to compete with SRC-ROM in Romania, Exhibit A, B and C attached.

               5.2.4 Warrant Certificate. SRCR shall deliver a Warrant Certificate in the amount 500,000 Common Shares of SRCR exercisable at $2.00 per share for a three year period beginning after twelve months after closing.

     6.   SRCR's Conditions to Closing.

     SRCR's obligation to consummate the Closing is subject to the approval of SRCR, which approval shall not be unreasonably withheld, or an explicit written waiver by SRCR, of each of the following conditions and the occurrence of the following events:

          6.1  Delivery of Documents.   Delivery of the documents
described in Section 5.2.

          6.2 Representations and Warranties. All covenants, representations and warranties of ARM contained in this Agreement shall be true and correct when made and as of the Closing Date as if made again at such time and shall survive the closing and the issuance of shares of SRC-ROM for a period of five (5) years from the Closing Date, and ARM shall have performed and satisfied all covenants and conditions required by this Agreement to be per-formed and satisfied by ARM at or prior to the Closing Date.

          6.3.1     Compliance with Laws.    To the best of ARM's
knowledge, ARM is now in compliance, and at all times has been operated in compliance with all federal (US and Romania), state and local laws, statutes, regulations, ordinances and governmental policies (collectively "Laws") including, without limitation, all Laws relating to environmental protection, occupational safety and health and equal employment practices, and such compliance does not and will not materially impair the operations of ARM's timber related projects . No notice, citation, summons or order has been issued, no investigation or review is pending or, to the knowledge of ARM, threatened by any governmental or other entity (I) with respect to any alleged violation by ARM of any Law or (ii) with respect to any alleged failure by ARM to have any permit, certificate, license, approval, registration or authorization or (iii) with respect to any generation, treatment, storage recycling, transportation or disposal of any hazardous or toxic or polluting substances. The ARM has not treated, stored, recycled or disposed of any hazardous, toxic or polluting substances. ARM has reported, to the extent required by Law, all past and present sites where hazardous, toxic or polluting substances, if any, from ARM have been treated, stored or disposed. The ARM has not transported any hazardous, toxic or polluting substances or arranged for the transportation of such substances to any location which is subject of federal, state or local enforcement actions or other investigations which may lead to claims against ARM or SRCR for clean-up costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under the Comprehensive Environmental Response, Compensation and Liabilities Act of 1980 or equivalent Romanian laws or regulations.

               6.3.2     No Defaults, Etc.   Neither the
execution and delivery by ARM of this Agreement or the consummation by ARM of the transaction contemplated hereby is an event that, of itself, or with giving of notice or the passage of time or both, constitutes a material violation of or will conflict with or result in any material breach of or any default under, or require the giving or any notice under the terms, conditions or provisions or any Law to which ARM or any of the acquired assets is subject, or of any agreement or instrument to which ARM is a party or by which ARM or any of the acquired assets is bound, or result in the creation or imposition of any lien, charge or encumbrance on the acquired assets nor will it result in an acceleration or modification of any liability or obligation of the ARM.

               6.3.3     Disclosure.    No covenant,
representation or warranty by ARM, and no written statement, or document to be furnished by ARM pursuant hereto or at the Closing hereunder, contains or will contain any untrue statement of material fact, or will omit to state a material fact necessary to provide SRCR with complete and accurate information as to ARM, its Business, or to make statements therein not misleading. All documentation and information furnished by ARM to SRCR are accurate in all respects.

          6.4 ARM's Performance. ARM shall have performed, satisfied and complied with all covenants, agreements and condi-tions required by this Agreement to be performed or complied with by ARM on or before the Closing Date.

          6.5 Preservation of Organization. ARM shall use its best efforts (I) to preserve ARM's business organization intact,
(ii) to continue the operations of ARM at normal and customary levels, and (iii) to preserve for ARM and SRC-ROM the goodwill and loyalty of the timber suppliers and others having business relations with ARM.

          6.6  Taxes and Assessments.   ARM represents and
warrants that it has paid all taxes and assessments due and owing, or for which it would or will become liable, or that otherwise may be or become a lien on the Business Assets, including any franchise taxes due, or franchise fees, as well as any payroll or income taxes, and ARM further represents that any and all necessary tax returns which are directly associated with the Business Assets have been timely and properly filed.

          6.7  Corporate Action.   All corporate actions
necessary to authorize the performance of this agreement by ARM shall have been duly and validly taken by ARM; and SRCR shall have been furnished with copies of all necessary resolutions and consents certified by the secretary or an assistant secretary of ARM, as of the Closing Date.

          6.8   Officers Certificate.    ARM shall execute and
deliver or caused to be delivered to SRCR a certificate dated the Closing Date signed by the President or Secretary of ARM certifying that the representations and warranties of ARM made herein were true and correct as of the Closing Date and that SRCR has performed and complied in all material respects with all covenants and agreements required to be performed or complied with by ARM prior to the Closing Date and dated the Closing Date.

          7.   ARM's Conditions to Closing

          ARM's obligation to consummate the Closing is expressly subject to the approval of ARM, which approval shall not be unreasonably withheld, or an explicit written waiver by ARM of each of the following conditions and the occurrence of the following events:

          7.1 Representations and Warranties at Closing. Each of the covenants, representations and warranties of SRCR set forth in this Agreement shall be true and correct when made, and as of the Closing, as if made again at such time and shall survive the closing and issuance of common shares of SRC-ROM for a period of five (5) years from the Closing Date, and SRCR shall have performed or complied with all agreements and covenants required by this Agreement to have been complied with by SRCR prior to the Closing.

          7.2  Corporate Action.   All corporate actions
necessary to authorize the performance of this agreement by SRCR shall have been duly and validly taken by SRCR; and ARM shall have been furnished with copies of all necessary resolutions and consents certified by the secretary or an assistant secretary of SRCR, as of the Closing Date.

          7.3       Officers Certificate.     SRCR shall execute
and deliver or caused to be delivered to ARM a certificate dated the Closing Date signed by the President or Secretary of SRCR certifying that the representations and warranties of SRCR made herein were true and correct as of the Closing Date and that ARM has performed and complied in all material respects with all covenants and agreements required to be performed or complied with by SRCR prior to the Closing Date and dated the Closing Date.

          7.4 SRCR's Performance. SRCR shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by SRCR on or before the Closing Date.

          7.5  Employees.     ARM's employees shall not be
considered employees of SRC-ROM under this Agreement, nor any other actions by SRCR, other than the execution and delivery of a written agreement by SRCR to any such employee(s), will create in ARM's employee's any rights, explicit or implied, to employment by SRC-ROM. Certain ARM officers shall be offered employment by SRC-ROM; Exhibits A and B are employment agreements for those certain individuals.

8.   Representations and Warranties of ARM

     ARM represents and warrants to SRCR as follows:

          8.1 ARM's Best Knowledge. With respect to the representations and warranties of ARM herein that are to "ARM's Best Knowledge", "Best Knowledge" shall mean and include (I) the actual knowledge of, and (ii) that knowledge which could have been obtained through due and diligent inquiry of ARM or key employees of ARM.

          8.2 Execution, Delivery and Performance. ARM has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and to execute and deliver this Agreement. No further action is required on the part of ARM or any other person, entity, or court to render this Agreement and such other agreements or instruments to be delivered pursuant to this Agreement by ARM as legal, valid, and binding obligations of ARM which are enforceable against him in accordance with their terms. ARM further represents and warrants that it is a corporation in good standing, organized and existing pursuant to the laws of the State of Romania, and that it has complied with all requisite corporate formalities, and that its business license is current and valid.

          8.3 No Adverse Change. Except as has been disclosed by ARM to SRCR in the Financial Statements, there has not been:

               8.3.1     Any damage or destruction, whether or
not covered by insurance, materially and adversely affecting the financial condition, assets or operation of the Business; nor

               8.3.2 Any sale or transfer of any asset of the Business, except in the ordinary course of business.

          8.4 Litigation. To the ARM's Best Knowledge, there are no suits, claims, actions, tax liens, court-imposed or judgment liens, levies or attachments, proceedings or investigations pending or threatened against ARM relating to either the Business or any of the Business Assets, except as noted below, and ARM has no knowledge or reason to suspect that the Business is currently operated in violation of any applicable law, ordinance or regulation.

          8.5  Title To and Condition of the Business Assets.
ARM has good and marketable title to each of the Business Assets, free and clear of all claims of third parties, except to the extent (if any) that ARM has provided explicit, written information to SRCR indicating the nature, background, extent and status of any security interest any third party may have in any of the Business or Business Assets, and any obligations or liabilities of any kind or nature whatsoever that ARM has to any third parties related to the Business or Business Assets. The Business Assets constitute all of the assets used in the conduct of the Business, and as of the Closing Date shall be in the same condition as they were when last inspected and/or inventoried by SRCR.

          8.6 Full Disclosure. None of the representations, warranties or covenants made by ARM in this Agreement or in any attached Exhibits or documents delivered to SRCR pursuant to this Agreement by or on behalf of ARM contain any untrue statement of any fact or omit to state any fact required to be stated in order to make the representations, warranties or covenants not misleading. There is no fact known to ARM which materially adversely affects the business, operations, affairs, prospects or condition of the Business which has not been clearly set forth in this Agreement or an attached Exhibit or a document delivered to SRCR pursuant to this Agreement.

     9.   Representations and Warranties of SRCR

     SRCR represents and warrants to ARM as follows:

          9.1 Valid Execution and Delivery. SRCR has all requisite power and authority to enter into, execute and perform the obligations under this Agreement, and no further action is necessary on the part of SRCR to render this Agreement and such other agreements or instruments to be delivered pursuant to this Agreement by SRCR enforceable in accordance with their terms.

          9.2 Inspection and Investigation. On the day of or immediately preceding the Closing Date, ARM shall have a full inspection of the most current regulatory filings for the purpose of examining the condition of SRCR. As of the Closing Date, SRCR shall be entering the joint venture based on: (a) its own independent investigation and evaluation of the Business, (b) its future prospects, and (c) the covenants, representations and warranties of ARM set forth herein, and is not relying on any oral representations made by ARM in this transaction with regard to the Business and Business Assets not otherwise contained explicitly or implicitly herein.

     10.  Indemnification

          10.1 Indemnification by ARM. ARM agrees to indemnify, defend and hold harmless SRCR from and against any losses, costs, damage(s) and expenses (including but not limited to attorneys' fees and costs) incurred by SRCR and resulting from any breach by ARM of any of ARM's representations, warranties and covenants set forth in this Agreement. In furtherance and not in limitation of the foregoing indemnity, ARM shall indemnify and hold harmless SRCR from and against all claims asserted against, and all losses, costs, damages and expenses incurred by SRCR arising from the business conducted by ARM prior to the Closing. SRCR shall promptly notify ARM of the existence of any claim, demand or other matter to which ARM's indemnification obligations would apply and shall give ARM reasonable opportunity to defend the same at its own expense and with counsel of its own selection; provided, that SRCR shall at all times also have the right to fully participate in the defense at its own expense. If ARM shall, within a reasonable time after such notice, fail to defend, SRCR shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle, the claim or other matter on behalf of ARM. If the claim is one that cannot by its nature be defended solely by ARM, SRCR shall make available all information and assistance that ARM may reasonably request.

          10.2 Indemnification by SRCR. SRCR agrees to indemnify, defend and hold harmless ARM from and against any losses, costs, damage(s) and expenses (including but not limited to attorneys' fees and costs) incurred by ARM and resulting from any breach by SRCR of any of SRCR's representations, warranties, and covenants set forth in this Agreement. ARM shall promptly notify SRCR of the existence of any claim, demand or other matter to which SRCR's indemnification obligations would apply and shall give SRCR reasonable opportunity to defend the same at its own expense and with counsel of its own selection; provided, that ARM shall at all times also have the right to fully participate in the defense at its own expense. If SRCR shall, within a reasonable time after this notice, fail to defend, ARM shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment), the claim or other matter on behalf of SRCR. If the claim is one that cannot by its nature be defended solely by SRCR, ARM shall make available all information and assistance that SRCR may reasonably request.

          10.2.1 Any time after the Closing Date, but limited to one (1) year after the Closing Date, ARM shall inform SRCR by written notification ("Claim Notice") of any claim for indemnification under Section 10.2. SRCR shall have ten (10) days from the date of the Claim notice in which to dispute any such claim. If ARM does not receive written notification ("SRCR's Notice") of any such dispute prior to 5:00 p.m. on the tenth (10th) day following the date of the Claim Notice such claim shall be deemed to be approved. In the event that all or any portion of a claim remains unresolved twenty (20) days after the date of SRCR's Notice after good faith efforts to resolve the claim, ARM and SRCR shall attempt to resolve such claim through mediation, and then, if necessary, by arbitration in accordance with the procedures described in Section 23.

     11.  Notices

     All notices under this Agreement by either party hereto shall be in writing and shall be deemed effectively given when delivered if delivered in person, or if sent by mail at the earlier of their receipt or five (5) days after the same have been deposited in a regularly maintained receptacle for the deposit of U.S. mail, registered or certified, postage prepaid, and addressed to such party as set forth below:

     If to ARM:

               S.C. ARM S.A.
               Str. Dambovitei NR. 44
               Cluj, Romania

     If to SRCR:

               Mr. Robert A. Dietrich
               President & CEO
               Semper Resources Corporation
               340 E. Warm Springs Road
               Ste 1A
               Las Vegas, NV 89118

or to such other place as each such party may from time to time designate by written notice to the other party delivered in the manner specified herein.

     12.  Amendments and Waivers

     No amendment or waiver of any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by the party to be bound thereby, or its designated and authorized representative. No failure or delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy constitute a waiver of any other or further exercise of any right, power or remedy. Any waiver of any provision of this Agreement, and any consent to any departure by any of the parties from the terms or conditions of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which given.

     13.  Severability of Provisions

     This Agreement shall be performed and shall be enforceable to the full extent allowable by applicable law, and the illegal-ity, invalidity, waiver or unenforceability of any provision of this Agreement shall not affect the legality, validity, applicability or enforceability of the remaining provisions hereof.

     14.  Counterparts

     This Agreement may be executed in two or more counterparts and in separate counterparts, each of which shall be deemed to be an original, but all of which together shall constitute on and the same instrument.

     15.  Entire Agreement

     This Agreement contains the entire agreement of the parties hereto with respect to the matters set forth herein. Any prior offers, counter-offers, agreements or understandings, written or oral, with respect to the matters set forth in this Agreement are completely superseded by this Agreement. Each party certifies to its full familiarity with the provisions of this Agreement and agrees that the provisions of this Agreement are not to be con-strued either for or against either party merely because one party or the other has been responsible for the preparation of the text of this Agreement.

     16.  Remedies Cumulative

     Except as otherwise expressly set forth in this Agreement, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

     17.  Successors

     This Agreement shall be binding, and shall inure to the benefit of, SRCR, ARM and their respective successors, heirs, devisee and assigns.

     18.  Attorneys' Fees

     If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in con-nection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

     19.  Recitals/ Headings/ Number/ Gender

     All recitals set forth immediately preceding paragraph 1 hereof shall be incorporated herein and constitute warranties of the appropriate party. The headings contained in this Agreement are solely for convenience and are not intended to and do not affect the terms hereof. Whenever the single number is used in this Agreement, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders, and the word "person" shall include corporation, firm, or association when required by the context.

     20.  Governing Law

     This Agreement shall be governed and construed in accordance with the laws of the State of Nevada. Jurisdiction and venue over any legal action brought hereunder shall reside exclusively in the County of Clark, State of Nevada.

     21.  Expenses

     ARM and SRCR shall each pay all expenses incurred by it
(respectively) in connection with and arising out of this Agreement, including but not limited to, all fees and expenses of its counsel and accountants.

     22.  Arbitration of Disputes

     Any dispute arising out of this Agreement, shall be finally settled by binding arbitration in the County of Clark, Nevada, in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association ("AAA"). The term "dispute" includes, without limitation, any disagreements between the parties concerning the existence, interpretation or enforcement of this Agreement, or the alleged breach of this Agreement, and any misrepresentation in connection with any of the provisions of this Agreement. The award rendered by the arbitrator shall be final and binding upon ARM and SRCR and may be entered in any court (subject to paragraph 21) having jurisdiction thereof subject only to the challenges available under the State of Nevada's Arbitration Act(s). Either party may commence arbitration by sending a written notice of arbitration to the other party. The notice will state the dispute with particularity. As part of his or her decision, the arbitrator shall allocate the costs of arbitration, including fees of attorneys and experts, as he or she deems fair and equitable in light of all relevant circumstances. Said arbitration shall be conducted by an arbitrator chosen by mutual agreement of ARM and SRCR, or failing such agreement, an arbitrator experienced in commercial/business matters, including the sale and/or purchase of a small business, appointed by the AAA. There shall be limited discovery prior to the arbitration hearing as follows:
(a) exchange of witness lists and copies of documentary evidence and documents related to or arising out of the issues to be
arbitrated, (b) depositions of all party witnesses, and   such
other depositions as may be allowed by the arbitrator(s) upon a showing of good cause. Depositions shall be conducted in accordance with the Nevada Code of Civil Procedure. The arbitrator shall be required to provide in writing to the parties the basis and reasoning of the award or order of such arbitrator. A court reporter may record all hearings, with such record constituting the official transcript of such proceedings.
Nothing contained herein, however, shall preclude either party from promptly seeking equitable relief against the other, if deemed truly necessary, in a Court in Clark County. Each party hereto understands and accepts that by virtue of this arbitration clause, there will very likely be no trial by jury available hereunder and, thus, each party hereto acknowledges a waiver of that otherwise fundamental right to a trial by jury.

     23.  Understanding and Legal Counsel

     Each party hereto has carefully read and reviewed this Agreement, and the exhibits hereto, and understands same. Each party has also carefully reviewed this Agreement with his counsel and/or accountant or other professional advisor(s), or chosen not to do so at his own risk. Each party voluntarily enters into this Agreement.

     24.  Brokers/Finders/Intermediaries

     ARM shall be responsible for any and all fees charged by Brad Evans, the only recognized intermediary, incurred or to be incurred as the result of the consummation of this Agreement and closing.

     IN WITNESS WHEREOF, ARM and SRCR have executed this
Agreement as of the date and year first above written.

Semper Resources Corporation            S.C. ARM S.A.
a Nevada corporation                    A Romanian corporation

By:/s/Robert A. Dietrich           By: /s/Louis F. Coppage
   -----------------------------       --------------------------
   Robert A. Dietrich,                 Louis F. Coppage,
   President & CEO                     Managing Director